LAM123 TX 13:55 Agreement Reached on Labor Contract at Stillwater Mine
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[STK] SWC [IN] MNG [SU] LBR
TO BUSINESS EDITOR:

Agreement Reached on Labor Contract at Stillwater Mine and Processing Facilities

    BILLINGS, Mont., July 2 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) reported today that it has reached a tentative agreement with the USW International Union on the terms of a new labor agreement. As previously announced, the parties have agreed to extend the expiration of the existing agreement until 12:01 a.m. on Wednesday, July 11, 2007, to allow adequate time to complete final drafting of the contract and present it to the union membership for consideration. In the meantime, the company's operations continue as normal.

    Although the company and the union have now reached a tentative agreement satisfactory to both parties, there can be no assurance at this time that the agreement will be approved by the union membership. If the agreement is not approved, the company's ability to continue its normal operations could be affected.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2006 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

SOURCE  Stillwater Mining Company
    -0-                             07/02/2007
    /CONTACT: John R. Stark of Stillwater Mining Company, +1-406-373-8700; or Steven Gentry of USW, +1-406-656-1439/
    /First Call Analyst: /
    /FCMN Contact: dmccurtain@stillwatermining.com /
    /Web site:  http://www.stillwatermining.com /
    (SWC)

CO:  Stillwater Mining Company; USW International Union
ST:  Montana
IN:  MNG
SU:  LBR